CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 15 to Registration Statement No. 33-39555 of Merrill Lynch Florida Municipal Bond Fund (the “Fund”) of Merrill Lynch Multi-State Municipal Series Trust on Form N-1A of our report dated September 17, 2004, appearing in the July 31, 2004 Annual Report of the Fund, which is incorporated by reference in the Statement of Additional Information which is a part of this Registration Statement. We also consent to the reference to us under the caption “Financial Highlights” in the Prospectus, which is also part of this Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

November 22, 2004